EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-8 under the Securities Act of 1933 of Inter Parfums, Inc. of our report dated March 4, 2005 relating to the consolidated balance sheet of Inter Parfums, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the year then ended and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of Inter Parfums, Inc.


Mazars LLP

New York, New York
March 14, 2005